EXHIBIT 10.19

SYNIVERSE HOLDINGS, INC.

AMENDED AND RESTATED 2004 NON-EMPLOYEE DIRECTOR

COMPENSATION PLAN

ARTICLE I

Purpose of Plan

This Amended and Restated 2004 Non-Employee Director Compensation Plan (the “Plan”) of Syniverse Holdings, Inc., a Delaware corporation (the “Company”), adopted by the Board of Directors of the Company on February 5, 2005, for non-employee directors, amends and restated the 2004 Non-Employee Director Compensation Plan of the Company originally adopted by the Company on January 1, 2004 and is intended to promote the interests of the Company by providing an inducement to obtain and retain the services of qualified persons as members of (i) the Company’s Board of Directors (the “Board”) and (ii) the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board.

ARTICLE II

Definitions

For purposes of the Plan, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

“Audit Committee” shall mean the Audit Committee of the Board.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Committee” shall mean any of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee.

“Company” shall mean Syniverse Holdings, Inc., a Delaware corporation and (except to the extent the context requires otherwise) any subsidiary corporation of Syniverse Holdings, Inc. as such term is defined in Section 424(f) of the Code.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Nominating and Corporate Governance Committee” shall mean the Nominating and Corporate Governance Committee of the Board.

“Participant” shall mean any non-employee director of the Company who is not an employee, managing director or member of GTCR Golder Rauner, L.L.C.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.

“Plan” shall have the meaning set forth in Article I.

ARTICLE III

Administration

The Plan shall be administered by the Board. The Board shall have the sole and complete authority to construe and interpret this Plan, to establish and amend rules for its administration and to correct any defect or omission and to reconcile any inconsistency in this Plan to the extent the Board deems desirable to carry this Plan into effect. The Board’s determinations on matters within its authority shall be conclusive and binding upon the Participants, the Company, and all other Persons. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Board and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Board, or by any officer of the Company in connection with the performance of duties under the Plan, except for such Person’s own willful misconduct or as expressly provided by statute. All expenses associated with the administration of the Plan shall be borne by the Company. The Board may, to the extent permissible by law, delegate any of its authority hereunder to such Persons as it deems appropriate.

ARTICLE IV

Cash Compensation

4.1 Annual Board Retainer. The Company shall pay each Participant a total annual cash retainer of $40,000 per calendar year (“Annual Cash Retainer”). The Annual Cash Retainer shall be paid quarterly in arrears. For purposes of determining the amount of such quarterly payment, a Participant must be a member of the Board on or prior to the last day of a calendar quarter in order to be entitled to receive payment of the Annual Cash Retainer with respect to that quarter. In the event that a Participant does not attend at least 75% of the regular and special meetings of the Board for a calendar year (taking into account any partial years due to a Participant’s initial election to the Board), such Participant shall immediately thereafter forfeit such Participant’s right to the Annual Cash Retainer for the subsequent calendar year.

4.2 Annual Audit Committee Retainer. The Company shall pay each Participant that is a member of the Audit Committee an additional annual cash retainer of $5,000 per calendar year (“Additional Annual Cash Retainer”). The Additional Annual Cash Retainer shall be paid quarterly in arrears. For purposes of determining the amount of such quarterly payment, a Participant must be a member of the Audit Committee on or prior to the last day of a calendar quarter in order to be entitled to receive payment of the Additional Annual Cash Retainer with respect to that quarter. In the event that a Participant does not attend at least 75% of the regular and special meetings of the Audit Committee for a calendar year (taking into account any partial years due to a Participant’s initial appointment to the Audit Committee), such Participant shall immediately thereafter forfeit such Participant’s right to the Additional Annual Cash Retainer for the subsequent calendar year.

4.3 Chairmanship Retainer. The Company shall pay to each Participant that is a chairman of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee an additional annual cash retainer of $15,000, $10,000 and $5,000, respectively, per calendar year (“Additional Chairmanship Retainer”). The Additional Chairmanship Retainer shall be paid quarterly in arrears. For purposes of determining the amount of such quarterly payment, a Participant must be a chairman of the applicable Committee on or prior to the last day of a calendar quarter in order to be entitled to receive payment of the Additional Chairmanship Retainer with respect to that quarter. In the event that a Participant does not chair at least 75% of the regular and special meetings of the applicable Committee for a calendar year (taking into account any partial years due to a Participant’s initial appointment to such Committee), such Participant shall immediately thereafter forfeit such Participant’s right to the Additional Chairmanship Retainer for the subsequent calendar year.

ARTICLE V

General Provisions

5.1 Amendment, Suspension and Termination of Plan. The Board may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board may deem advisable; provided that no such amendment shall be made without stockholder approval to the extent such approval is required by law or agreement.

5.2 No Right to Continued Board or Committee Membership. Participation in the Plan does not provide any Participant any right to continue as a member of the Board or any Committee for any period of time or any right or claim to any benefit unless such right or claim has specifically accrued hereunder.

5.3 Governing Law. The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Delaware.

5.4 No Trust or Fund Created. Neither the Plan nor any Annual Cash Retainer, Additional Annual Cash Retainer or Additional Chairmanship Retainer shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive an Annual Cash Retainer, Additional Annual Cash Retainer or Additional Chairmanship Retainer from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.5 Accounts Unsecured. Until distributed, all monies with respect to Annual Cash Retainers, Additional Annual Cash Retainers and Additional Chairmanship Retainers shall be property of the Company, available for the Company’s use, and subject to the claims of general creditors of the Company. The rights of any Participant or beneficiary to distributions under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, or encumbrance, and shall not be subject to the debts or liabilities of any Participant or beneficiary.

5.6 Withholding. The Company shall be authorized to withhold from any Annual Cash Retainers, Additional Annual Cash Retainers and Additional Chairmanship Retainers paid under the Plan any taxes required to be withheld in respect of payment of such amounts under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of any such taxes.

5.7 Effective Date. The Plan shall be effective as of the date of its approval by the directors of the Company.

Adopted by the Board of Directors on February 5, 2005.

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